UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 5, 2012

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One 1000 Commerce Drive, Suite 400 Pittsburgh, PA	15275
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 877-950-7473

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On November 5, 2012, Atlas Pipeline Partners, L.P. (the “Partnership”) entered into an Equity Distribution Agreement (the “EDA”) with Citigroup Global Markets Inc. (“Citigroup”) to sell up to $150 million in aggregate gross sales of the Partnership’s common units representing limited partner interests (the “Common Units”) from time to time through an “at the market” equity offering program under which Citigroup will act as sales agent.

Pursuant to the EDA, the Common Units may be offered and sold through Citigroup in transactions that are deemed to be “at the market” offerings as defined in Rule 415 of the Securities Act of 1933, as amended, including sales made directly on the New York Stock Exchange, as well as in privately negotiated transactions. The EDA provides that Citigroup, when it is acting as the Company’s agent, will be entitled to compensation of up to 2.00% of the gross sales price of the Common Units sold through Citigroup from time to time. The Partnership may also sell Common Units to Citigroup as principal for its own account at a price agreed upon at the time of sale. The Partnership has no obligation to sell any of the Common Units under the EDA, and may at any time suspend solicitation and offers under the EDA. A copy of the EDA is attached as Exhibit 1.1 to this Current Report and is incorporated by reference herein.

The Securities will be issued pursuant to the Partnership’s registration statement on Form S-3 (File No. 333-183198). The Partnership filed a final prospectus, dated November 5, 2012 with the Securities and Exchange Commission in connection with the offer and sale of the Common Units.

Citigroup and its affiliates have provided, and may in the future provide, various investment banking and advisory services to the Partnership from time to time for which they have received, and may in the future receive, customary fees and expenses.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

1.1	Equity Distribution Agreement dated November 5, 2012, by and between Atlas Pipeline Partners, L.P. and Citigroup Global Markets Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 6, 2012	ATLAS PIPELINE PARTNERS, L.P.

	By:	Atlas Pipeline Partners GP, LLC, its general partner

	By:	/s/ Robert W. Karlovich, III
Robert W. Karlovich, III
Chief Financial Officer